Exhibit 99.1


          ALTAIR NANOTECHNOLOGIES APPOINTS NEW CHIEF EXECUTIVE OFFICER

RENO, NV - August 16, 2004 - Altair Nanotechnologies, Inc. (Nasdaq:ALTI), today announced that it has appointed Alan J. Gotcher, Ph.D. as its Chief Executive Officer. Dr. Gotcher fills the position created by the May 1, 2004 retirement of Dr. William P. Long. Dr. Gotcher has been working with Altair as a management consultant since May 2004.

"Dr. Gotcher has a record of bridging unmet market needs with technology-based product and service solutions," said Altair Board Chairman Jon N. Bengtson. "His almost 30 years of experience in successfully taking new technology to diverse markets and leading development teams with companies such as Avery Dennison and Raychem Corporation adds significant depth to our management team. His management skills and technology expertise are particularly important to the company as Altair is positioned for significant growth in both its life sciences and performance materials businesses."

Before joining Altair, Dr. Gotcher was Chairman and CEO of Nevada-based InDelible Technologies, Inc., a development stage company that provides secure logistics through covert bar code marking systems and invisible bar code reading technologies. Prior to founding InDelible, Dr. Gotcher spent fourteen years with Avery Dennison, a well-known public company located in Pasadena, California.

While at Avery Dennison, Dr. Gotcher served as Senior Vice president, Manufacturing & Technology, and Chief Technology Officer. During his tenure Dr. Gotcher led Avery's teams that created and commercialized the Duracell On-Cell tester battery label and pressure sensitive battery labels, which created new business sales in excess of $100 million per year, and the United States Postal Service's self-stick stamp products which created new sales of approximately $100 million per year. Dr. Gotcher led worldwide teams to operational excellence
- reducing working capital while increasing plant profitability and improving customer satisfaction.

Prior to joining Avery Dennison, Dr. Gotcher was Laboratory Director, U.S. Corporate Research and Development, with Menlo Park, California-based Raychem Corporation where he lead the business development teams that created, developed and commercialized the profitable, conductive polymer- based PolySwitch(R) over-current protection device business.

"This is an opportune time to be joining Altair," said Dr. Gotcher. "I've been working with all aspects of the company and am excited with Altair's technology platform and considerable opportunities within its target markets. I look forward to working closely with Altair's management team to bring new products to target markets, ultimately driving revenue and enhancing the company`s ability to reach profitability and increase shareholder equity.

Dr. Gotcher resides in Incline Village, Nevada and has a Ph.D., Chemistry, and a B.S., Chemistry, from the University of California, Irvine.

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ALTAIR NANOTECHNOLOGIES INC.

Although an emerging field, nanotechnology is already having a unique impact on several industry sectors. Altair Nanotechnologies is positioning itself through product innovation to become a leading supplier of nanomaterial technology and nanomaterials worldwide. Altair owns robust proprietary technology platforms for manufacturing a variety of crystalline and non-crystalline nano-materials of unique structure, performance, quality and cost. Altair has installed semi-works capability with a capacity to produce hundreds of tons of nano-materials.

The company is organized into two divisions: Life Sciences and Performance Materials. The Life Sciences Division is pursuing market applications in pharmaceuticals, drug delivery, dental materials, cosmetics and other medical markets. The Performance Materials Division is pursuing market applications in Advanced Materials for Paints and Coatings (titanium pigments and thermal spray coatings), Advanced Materials for Improving Process Technologies (titanium metal manufacturing, catalysts and water treatment), Advanced Materials for Alternative Energy (high performance batteries, fuel cell and photovoltaics) and other high performance material applications. For additional information on Altair and its nano-materials, visit www.altairnano.com.

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